Exhibit 21
List of Subsidiaries of Hartville Group, Inc.
Hartville Re, a Cayman Island corporation
Petsmarketing Insurance.com Agency, Inc., an Ohio corporation
Wag ‘N Pet, Inc., a Texas corporation